EXHIBIT 99.1

PRESS RELEASE

FOR MORE INFORMATION CONTACT:	FOR IMMEDIATE RELEASE
David W. Heeter, President and CEO	November 9, 2004
(765) 747-2880

Timothy J. McArdle, Sr. Vice President, Treasurer and CFO
(765) 747-2818

MutualFirst Financial Enters Into Separation Agreement

            MUNCIE, INDIANA - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank announced today that it has entered into a separation agreement with Steven L. Banks as Director and Senior Vice President of the Company and Director and Senior Vice President and Chief Operating Officer of Grant County for Mutual Federal Savings Bank. The effective date of the separation is November 12, 2004. Mr. Banks has served in those capacities since the merger of Marion Capital Holdings with MutualFirst Financial, Inc. in December, 2000.

            The Board of Directors issued the following statement: "Steve Banks has significantly contributed to the integration of Marion Capital Holdings and First Federal of Marion into MutualFirst Financial and Mutual Federal Savings Bank. The Board very much appreciates the effort Mr. Banks has put in to making this merger successful. We thank him for his dedication to our organization and wish him the best in all of his future endeavors."

            In accordance with the terms of the agreement, Mr. Banks will receive a payment for the remaining term of his Employment Agreement and the required payments under the Supplemental Retirement Agreements entered into prior to the merger in 2000. The total of these payments will reduce fourth quarter after-tax earnings by approximately $1.7 million or thirty-six cents per share.

            MutualFirst Financial is the parent company of Mutual Federal Savings Bank an $830 million federal savings bank. Mutual Federal provides innovative financial products and services through eighteen offices in Indiana.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.